Exhibit 10.1

Contract number: RZ20171218-1

Technology Development Service Contract

Project Name: Globally Shared Shopping Mall System

Development Implement Project Based on Block-chain

Party A: GlobalKey Supply Chain Limited

Party B: Reits (Beijing) Technology Co. Ltd

Signing date: December 18, 2017

GlobalKey Supply Chain Limited

Business address: Room B3-2601-1 Jinye Times NO.32 Jinye
Road Gaoxin District, Xi’an Shaanxi

Legal representative: Zhou Xiaolan

Project contact: Li Ying

Phone:

Email address:

Party B: Reits (Beijing) Technology Co. Ltd

Business address: NO. 21 Building 6, North Fourth Ring East Road
Beiyuan East Road, Chaoyang District, Beijing, NO. 0535 Sun Palace
Incubator

Legal representative: Yan Zhi

Project contact: Zhang Wanshang

Phone:

Email address:

Party A and Party B shall sign this agreement based on the principles of voluntariness, equality, justice, integrity and good faith and in accordance with “Contract Law of the People’s Republic of China” and “Copyright Law of the People’s Republic of China” and other relevant laws and regulations. Both parties have fully negotiated with each other and reached this agreement that Party B provides system design, development, testing, deployment, maintenance and other services of Globally Shared Shopping Mall System Based on Block-chain (hereinafter referred to as “System”) to Party A as follows:

1.	Scope and goal:

The implementation and delivery of this system is based on the Party B’s existing standard software products Globally Shared Shopping Mall System Based on Block-chain. The scope of implementation is the contents of “Technology Service Contract Quotation” (hereinafter referred to as “Quotation Sheet”) in Annex 1 of this contract. The development goal is the “Project Requirement Design Scheme” (hereinafter referred to as “Design Scheme”) confirmed by email during the stage of research of the demands.

2.	Scheme Design

After the contract is signed and Party B receives the first payment, Party B shall assigns product research staffs to carry out the remote research and analysis on the system requirements of Party A within the scope agreed in the “Quotation Sheet”. Party B product designers shall write “Design Scheme” based on research and analysis results, and submit to Party A for confirmation.

Party A can propose amendments to the contents of “Design Scheme”. Party B shall analysis the feasibility of the opinions, further communicate with Party A and implement the changes.

3.	Schedule

Party B’s project manager shall provide Party A with schedule for system development, testing, deployment and delivery according to the “Design Scheme” and write the “Project Implementation Schedule” (hereinafter referred to as “Schedule”). Parties may negotiate and adjust the “Schedule” accordingly. Finally, Party A shall formally confirm the “Design Scheme” and “Schedule” with Party B by email.

During the process of implementation, if Party A needs to make changes to the confirmed “Design Scheme”; a third-party company or a third-party organization (including but not limited to the payment company, all kinds of data and technical interface companies, application software markets, APP Store verification institutions, WeChat company, Alipay company, government and approval agencies, various certification bodies required for operation) causes the changes to the “Schedule”; or Party A cannot provide server hardware, software, domain or network environment as planned and causes the changes of the “Scheme”; or other non-Party B reasons cause the changes, both parties can negotiate and make changes and adjustments to the formerly confirmed “Schedule” by email. No supplementary agreement or contract is needed.

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4.	System Development

After Party A formally confirms the “Design Scheme” and “Schedule”, Party B shall arrange technicians to reform and develop the system in accordance with the “Design Scheme” and Party B shall complete the development within the planned completion date of “Schedule”. During the development, if the development progress needs to be postponed due to Party A, Party B shall not assume the responsibility of delay. Both party shall discuss the extension and adjust the schedule by mutual agreement. The development should be completed in strict accordance with the latest schedule.

5.	Deployment and Delivery

After the system is developed, Party A shall provide server hardware and network conditions for system trial deployment. Party B’s delivery method shall be “remote installation and deployment”, and Party B shall deploy the developed system to the server provided by Party A for use. Party A shall check and confirm the system functions one by one in accordance with “Design Scheme.” Party B shall cooperate with Party A to make adjustments to those parts that fail to meet the “Design Scheme”. Party B has the right not to deal with Party A’s functional requirements that are not included in “Design Scheme”. The completion of the adjustment work for the consistency between system functions and “Design Scheme” and the system meeting all the design requirements for operation are deemed as the completion of the delivery. Party B shall send “System Delivery Confirmation” to Party A through email, and the system will enter into free maintenance period.

6.	System training

After the delivery of the system, Party B shall arrange professional project managers to conduct training of system use and operation guidance for Party A’s designated personnel.

Training Contents: system basic knowledge training for all Party A staffs, business operation training for Party A’s designated positions, management and maintenance training of system backstage for Party A’s designated system administrators.

Training method: one time on-site training at client’s company.

Training Time: Within two weeks after delivery of the system. Party A shall confirm with Party B in advance if Party A needs to postpone the training. Otherwise it will be deemed that Party A waives the training.

7.	Operation guide

During the free maintenance period, Party B shall provide unlimited remote assistance for system operation instructions phone, email, instant messenger.

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8.	System Free Maintenance

Within one year from the delivery date, Party B shall provide free remote maintenance and technical support services for the system covered in this contract. The contents include system operation and maintenance, system troubleshooting, data backup and recovery. The service method is as follows:

Service Method	Instruction	Response time and expense
Remote service	Through phone, email, remote assistance, instant messenger etc.	Consulting on national statutory working days will get immediate response and free service.
On-site service	In case of problems that cannot be solved through remote service, both party may negotiate to arrange the Party B’s technical personnel to carry out on-site service.

Both party shall negotiate and determine the specific time of on-site service.

The service time for customers in Beijing is withinin2-4 hours. For customers in other provinces and cities, service time depends on the railway commuting time.

The on-site service in Beijing is free. Travel expenses, accommodation and travel subsidies generated by on-site service for other provinces and cities shall be paid by Party A. Travel and accommodation fees shall be reimbursed in accordance with the invoice provided by Party B. Travel subsidy standard is 200 yuan per person per day.

9.	Maintenance and contract renewal

The free maintenance service expires after one year of system delivery, and Party B will no longer provide system maintenance service. Party A can decide whether to continue Party B’s system maintenance service. If Party A decides to continue Party B’s maintenance service, Party A shall sign “System Maintenance Service Contract” with Party B before the expiration date and pay relevant fees. Party B has the obligation to notify Party A one month before the expiration date and confirm whether Party A will purchase subsequent maintenance service. Party B shall have the right to terminate the service if Party A fails to sign the above contract or pay the related fees.

The charged maintenance services include: system Bug modification, system troubleshooting, data backup and recovery, system routine monitoring, server routine maintenance, system question answering, system operation guidance, remote training for system use. The maintenance expenses generally shall not exceed 15% of the total amount of this Contract. If the service required by Party A exceeds the above range, both parties shall negotiate according to the actual situation and sign the contract according to the maintenance expenses mutually agreed upon.

10.	New Items Development

After the system is delivered, if Party A needs to change or add functions to the system, it needs to sign a “Customized Development Contract” with Party B. The customized development fee is calculated according to the manpower cost needed to invest by Party B. Party B’s “standard unit quota” for manpower costs is: on the statutory working days, RMB 20,000 yuan per person per month for 8-hour working hours, or RMB 1,000 yuan per person per day.

If Party B is required to devote manpower for customized development beyond the 8 working hours on non-statutory working days, according to the national law, the labor cost will be doubled according to the “standard unit quota”.

11.	Contract Payment

11.1. The total contract price is RMB: thirteen million yuan (¥ 13,000,000 yuan). Both parties agree on the following: (1) 70% ($ 9,100,000) of the total contract payment can be paid in the shares of common stock of Future FinTech Group Inc. (Nasdaq: FTFT), the parent company listed on NASDAQ of Party A. The per share price should be the average of the closing prices of 5 trading days prior to the signing date of the Contract. The exchange rate of the US dollar against the RMB involving the shares is 1:6.65. Both parties shall be clear that the shares are not registered by the SEC and are issued under an exemption from the securities laws of the United States. Party B may sell and transfer the shares under the exemptions of the Rule 144. (2) 30% of the contract sum, which is RMB3.9 million yuan shall be paid in cash and the details are listed in the payment method.

11.2. Payment method

(1) Within 15 business days after the Contract is signed, Party A shall pay Party B 70% of the total contract price in accordance with the provisions of 11.1: issue the common shares of FTFT equivalent to RMB ¥ 9,100,000 to Party B or Party B’s designated party.

(2) Within 30 days after the Contract is signed, Party A shall pay another 10% of the contract price (RMB1.3 million yuan) to Party B.

(3) Within 10 business days after the system is delivered, Party A shall pay another 10% of the contract price (RMB1.3 million yuan) to Party B.

(4) Within 10 business days after 90 days of the system delivery, Party A shall pay the remaining 10% of the contract price (RMB1.3 million yuan) to Party B.

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11.3. Account information of Party B

Company name: Reits (Beijing) Technology Co. Ltd

Bank name: China Merchants Bank Co., Ltd. Beijing East Third Ring Branch

Account number:

11.4. Party A ’s invoice information

Invoice title (Company name): GlobalKey Supply Chain Limited

Taxpayer’s registration number:

If Party A need value-added tax invoices, the following information are needed:

Registered address:

Phone Number:

Bank Name: China Construction Bank Corporation Xi’an High-tech Industrial Development Zone branch

Account number:

12.	Intellectual property

During the project development and implementation, Party A has the right to use the entire software system set up by the project, and owns the intellectual property right (including but not limited to the software copyright) of the customized development part. Party B owns the intellectual property right of the standard system part.

After the completion of the project and Party A pays the fees, Party B shall provide Party A with the complete source code set for this project for free and transfer the intellectual property rights of the standard system part set up by the project to Party A for free.

After the transfer of the source code and the transfer of intellectual property right, Party A owns all the intellectual property rights of the software system set up by this project.

13.	Confidentiality

13.1. Both parties have the obligation to jointly protect the commercial and technical confidential information of both parties. Neither party can leak any commercial or technical confidential information of the other party to a third party without the written consent of the other party.

13.1. Party B and its staffs shall assume the duty of confidentiality regarding Party A’s confidential information during the performance of this Contract. Party A’s confidential information refers to: commercial, financial, technical or other information owned by Party A and Party A’s customers, no matter in what form, (including but not limited to data, graphics, films, documents and computer media ), and no matter in what form the above information is provided such as orally, through documentation, presentation or other forms.

13.2. As for the confidential information obtained, Party B shall make the following commitments:

(1) Treat the confidential information provided by Party A as confidential information;

(2) Except for the situations below, no part of the confidential information shall be disclosed in any form to any person without the prior written consent of Party A: (i) provide confidential information only to those employees of Party B who need the confidential information, who are responsible for the confidentiality of information and who are relevant to the fulfillment of the purposes of this Contract. (ii) make disclosures to Party B’s auditors, professional advisers and any other person or entity that has legal rights or duties to acquire or know confidential information related to Party B’s business; (iii) when a court, arbitration agency with jurisdiction has issued a judgment, ruling or ordered that Party B make a disclosure or Party B has a legal obligation to make a disclosure. However, Party B shall make all reasonable efforts to notify Party A prior to the disclosure pursuant to a court order or legal obligation

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(3) Before disclosing confidential information, make sure that the persons or entities referred to in (2) (i) and (ii) above understand the confidentiality of confidential information and understand that they have a duty of confidentiality to Party A. Party B shall require them to sign a Confidentiality Commitment Letter. In the meantime, Party B shall make every reasonable effort to ensure that such persons or entities comply with such obligations of confidentiality. If any person or entity mentioned in (2) (i), (ii) above violates the Confidentiality Commitment Letter, Party A reserves the right to prosecute the damages and the corresponding legal liabilities against Party B and the related parties according to the severity of the incident.

(4) Party B promises to use the confidential information only for the purpose of this contract or other purposes authorized in writing by Party A. Except that, Party B shall not use or transfer the confidential information within its institution. If Party B or Party B’s staff violates above-mentioned obligations in management and work, Party A reserves the right to prosecute Party B and the responsible party of Party B.

(5) Party B shall make every reasonable effort to provide and maintain adequate security measures to protect confidential information and prevent unauthorized access, use or misappropriation of confidential information.

14.	Liability for Breach

14.1. After delivery of the system, Party A shall be entitled to request Party B to rectify the system if the function fails to meet the requirements of “Design Scheme” confirmed by both parties during the research of the demand. If Party B fails to complete the rectification or the rectification still cannot achieve the function described in “Design Scheme”, Party A shall have the right to terminate the contract and Party B shall refund all the money that Party A has paid.

14.2. If the development of the third-party interface involved in the “Quotation Sheet” can’t normally work due to Party A or a third-party’s reason, Party B shall charge the normal price for this.

14.3. Party B shall not be responsible for the delay of the “Schedule” caused by the failure of cooperation or conditions of development between Party A and any third party.

14.4. If Party A proposes to modify, change or add things to the “Design Scheme” that has been confirmed and entered into the development period, Party B has the right to require Party A to add additional expenses and time in accordance with the development workload. If Party A does not increase the costs and development time Party B has the right to refuse to make the changes.

14.5. If Party A fails to pay the corresponding fee to Party B, or refuses to pay the corresponding fee or delays the payment of the corresponding fee according to the time and amount as agreed in the Contract, it shall be regarded as Party A’s default and Party B shall have the right to terminate the contract unilaterally. Party A shall continue to pay the relevant fees. Party B shall restart the development or continue to provide the services after the payment of the fees. If the payment is delayed for more than one month, Party B has the right not to restart the development and service.

14.6. If either party requires the termination of the Contract without the other party’s breach of contract, it must obtain the written consent of the other party. Without the consent of both parties, the unilateral termination of the contract shall be handled as follows: (1) if Party A wants an unilateral termination, Party A shall pay Party B 20% of the contract price as the penalty and the remaining part of the contract price and Party B shall not return any paid fees to Party A ; (Ii) if Party B wants an unilateral termination, Party B shall refund all payments to Party A and pay Party A 20% of the contract price as the penalty.

15.	Exceptions

Party B shall not bear any responsibilities for the losses of Party A caused by the following cases: hardware failure of Party A’s server, system loophole or bug of server operating system, server hardware damage or being stolen, network server failure due to its environment, mistaken deletion or modification by Party A, third party software installed on the system server by Party A without Party B’s approval, etc.

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16.	Force majeure

16.1. During the term of this Contract, if any party fails to perform all or part of its obligations because of social turmoil, earthquake, fire, flood, storm, explosion, war, mandatory government acts or other unforeseeable, unavoidable and insurmountable factors, obligations of Party A and Party B shall be suspended, and both party shall make every effort to avoid further losses.

16.2. The party affected by the force majeure shall acquire documentary evidence (such as copies of government notice) within 15 days of the force majeure and provide with another party for confirmation. Both parties agree that the entire or part obligations can be exempted based on the provided documentary evidence.

16.3. If one party delays performance, then the contract cannot be fulfilled in whole or in part due to force majeure, the party who delays the performance cannot be exempt from all or part of the related liabilities.

17.	Dispute resolution

All the disputes related to the implementation of the Contract shall be resolved through friendly negotiation. If disputes cannot be settled through negotiation, either Party can initiate legal proceedings with the Local People’s Court at the place where Party B is located. During the legal proceedings, except for the disputed part of the litigation, the rest parts of the Contract shall continue to be performed.

18.	Effectiveness

18.1. This Contract shall be signed and sealed by legal representatives or authorized signatories of both parties, and shall come into force upon the signature of both parties

18.2. The contract is made in quadruplicate and both parties hold two copies each with the same legal effect.

18.3. The appendix to this contract is an integral part of the contract and has the same legal effect as the main body of the Contract.

18.4. After the signing of the Contract, if there is any outstanding issues, parties can consult and sign supplemental agreement of the contract. The supplemental agreement and the contract shall have the same legal effect.

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Party A (Seal):	Party B (Seal):

Representative:	Representative:

Date:	Date:

Signing date: December 18, 2017

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